Exhibit 10.2

January 6, 2014

Robert Pollichino

c/o MSG Holdings, L.P.

Two Penn Plaza

New York, NY 10121

Re:	Consulting Agreement

Dear Bob:

This letter, when signed by MSG Holdings, L.P. (referred to herein as the “Company”) and you, will constitute your consulting agreement with the Company (this “Agreement”).

1.	Purpose of Engagement

(a) The “Services” you agree to perform include providing advice and counsel and other work and/or assistance on projects that the Company may reasonably request from time to time. You agree to perform the Services faithfully and diligently for the Company and its direct or indirect subsidiaries and affiliated companies. While performing the Services hereunder, you will act in a professional manner and observe all aspects of appropriate professional and ethical workplace behavior.

(b) The parties acknowledge that the services to be provided by you shall not exceed 20% of the average services you provided to the Company during the thirty-six- (36-) month period immediately preceding your retirement from the Company.

2.	Term

(a) This Agreement will commence upon your last day of employment with the Company and will continue for a period of one (1) year, unless it is sooner terminated as provided for herein (the “Term”).

(b) The Company may terminate this Agreement and the Term before its scheduled expiration if you are incapacitated due to mental or physical illness or injury for a period of 60 or more days. This Agreement and the Term shall automatically terminate on your death.

3.	Consulting Fees

For each month during the Term, the Company shall pay you one-twelfth of $500,000 (the “Monthly Fee”). The Monthly Fee payments shall commence after the Effective Date of the General Release (Exhibit A to the Retirement Agreement) and shall be paid in arrears promptly after the first business day of each month (with a pro rata amount for any partial month of services). The Company will promptly reimburse you for your actual out-of-pocket expenses as reasonably incurred by you in connection with your performance of the Services, including reasonable travel approved, in advance, by the Company. You agree to abide by the Company’s travel and entertainment policies in connection with the provision of the Services.

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091

4.	Confidentiality

(a) You agree to keep confidential and otherwise refrain from accessing, discussing, copying, disclosing or otherwise using Confidential and Proprietary Information (as defined in the Retirement Agreement entered into by you and the Company, dated January 6, 2014 (the “Retirement Agreement”) or any information (personal, proprietary or otherwise) you may have learned about the Covered Individuals (as hereinafter defined) directly or indirectly as a result of your relationship with the Company or any of its affiliates or any shareholders, directors, officers or employees of the Company or its affiliates (collectively the “Covered Individuals”), whether prior to your services under this Agreement or subsequent to such service. In addition, you agree not to make copies of the written versions of Confidential and Proprietary Information and not to discuss with, or disclose to, any third party Confidential and Proprietary Information without the prior written consent of the Company. On termination of this Agreement, you will return to the Company all Confidential and Proprietary Information within your possession. The obligations of confidentiality set forth in this Section 4 will survive the termination of this Agreement.

(b) Notwithstanding anything elsewhere in this Agreement, you are authorized to make any disclosure required of you by any judicial proceedings or any federal, state and local laws or regulations, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure (unless such notice is prohibited by law).

5.	Ownership of Materials

You agree that the Company is the owner of all rights, title and interest in and to all Materials (as defined in the Retirement Agreement), and will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without payment to you. You further agree not to utilize any Materials or other Company intellectual property (including, without limitation, any Company name, copyright, trademark, tradename, know-how, or patent) in violation of the Company’s rights thereunder, in a manner that violates your other obligations hereunder, or in a manner that would reasonably be confused as your having a continued association with the Company.

6.	Independent Contractor

You agree that you are performing the Services as an independent contractor and not as an employee of the Company. You shall be responsible for all taxes and other non-reimbursable expenses attributable to the rendition of Services, and you shall indemnify, hold harmless and defend the Company, its incumbent or former officers, directors, consultants, employees, successors and assigns, from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including, but not limited to, the Internal Revenue Service or any state taxing authority, arising out of your alleged failure to pay federal, state or local taxes during the Term of this Agreement. Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Company and you nor shall anything in this Agreement be deemed to constitute the Company or you as the agent of the other. Neither you nor the Company shall be or become liable to or bound by any representation, act or omission whatsoever of the other. You shall not be entitled to participate in any of the benefit plans that the Company may offer to its own employees from time to time.

7.	Termination

Either party may terminate this Agreement and the Term before its scheduled expiration by written notice to the other party as a result of the other party’s material breach of this Agreement. You may terminate this Agreement and the Term before its scheduled expiration, for any reason, upon providing the Company with no less than 30 days’ written notice. Should you provide such notice of termination to the Company, the Company may choose to terminate this Agreement and the Term immediately (or at any time prior to the

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091	Page 2

conclusion of the 30 days’ notice), and in no event will you be entitled to any additional Monthly Fees after the effective date of such termination (other than for amounts accrued through such date). Upon termination or expiration of this Agreement, you agree to return all Company Property (as defined in the Retirement Agreement).

8.	Miscellaneous

(a) Neither party shall assign, transfer or subcontract this Agreement or any of its obligations hereunder without the other party’s express, prior written consent.

(b) This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State. You hereby irrevocably submit to the jurisdiction of the New York Supreme Court located in Manhattan and the United States District Court for the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate.

(c) You acknowledge that your Services under this Agreement are of a specific, unique and extraordinary character and that your breach or threatened breach of the “Confidentiality” provisions set forth in Section 4 and the “Ownership of Materials” provisions set forth in Section 5 will cause irreparable injury to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, in addition to any rights or remedies the Company may have available to it under this Agreement or otherwise, it also shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining you from committing or continuing any violation of this Agreement. You agree that no bond will need to be posted for the Company to receive such an injunction and no proof will be required that monetary damages for violations of these provisions would be difficult to calculate and that remedies at law would be inadequate. The provisions of Sections 4 and 5 will survive the termination of this Agreement.

(d) This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing, but shall not affect the terms of the Retirement Agreement. This Agreement may be modified only in a writing signed by you and the Company.

(e) Any notices given under this Agreement (1) by the Company shall be in writing to you at your address listed above or (2) by you shall be in writing addressed to Madison Square Garden attention: General Counsel at 2 Penn Plaza, New York, New York 10121.

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091	Page 3

If the foregoing Consulting Agreement is acceptable to you, please execute and return the copy of this Agreement which is enclosed for your convenience. We look forward to continuing to work with you.

Sincerely,

MSG Holdings, L.P.

By:	/s/ Hank J. Ratner
Hank J. Ratner
President & Chief Executive Officer

Accepted and Agreed:

/s/ Robert Pollichino
Robert Pollichino

Date:	1/6/2014

THE MADISON SQUARE GARDEN COMPANY TWO PENNSYLVANIA PLAZA, NEW YORK, NY 10121-0091	Page 4